Exhibit 10.6

WEC ENERGY GROUP
SHORT‑TERM PERFORMANCE PLAN
As Amended and Restated Effective as of January 1, 2019

WEC ENERGY GROUP
SHORT‑TERM PERFORMANCE PLAN
The Plan was established effective January 1, 1992 and is known as the "WEC Energy Group Short‑Term Performance Plan" (the "Plan"). Prior to January 1, 2016, the Plan was known as the Wisconsin Energy Corporation Short‑Term Performance Plan. The Plan was amended and restated effective as of August 15, 2000. The Plan was further amended and restated effective as of January 1, 2005 to (1) preserve certain pension make‑whole benefits derived from compensation paid and credited before January 1, 2005 provided the benefits were otherwise vested as of December 31, 2004 and therefore exempt from section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and (2) specify payment of Plan awards pursuant to the short‑term deferral rules of Treasury Regulation section 1.409A‑1(b)(4). The Plan was further amended and restated effective as of January 1, 2010 to provide for the accrual and payment of short‑term dividend equivalents pursuant to section 6. Effective January 1, 2016, the Plan is again amended and restated to reflect a change in the name of the Company, to remove short-term dividend equivalents and to reflect administrative changes. Effective January 1, 2019, the Plan is amended to change the method for designating a beneficiary and to clarify the Chief Executive Officer’s authority to adopt Plan amendments.

1.	Purpose and Objectives
The purpose of this Plan is to provide an annual incentive compensation plan which permits the awarding of annual cash bonuses to eligible employees of WEC Energy Group, Inc. (the "Company") (Prior to June 29, 2015, the Company was known as Wisconsin Energy Corporation) and/or its subsidiaries, based on the achievement of pre‑established performance goals which promote the achievement of shareholder, customer and employee‑focused objectives while recognizing individual performance.

2.	Eligibility

(a)	Definition of a "Participant"
The term "Participant" as used in this Plan refers to any key employee of the Company and/or its subsidiaries who is designated for participation in the Plan annually by the Chief Executive Officer of the Company, the Company's Board of Directors (the "Board") or the Compensation Committee of the Board (the "Committee"). Employees designated as Participants of the Plan shall be so notified in writing, and shall be apprised of the performance goals and related target awards for the relevant Plan Year. For purposes of the Plan, the "Plan Year" is the calendar year.

(b)	Partial Plan Year Participation
Generally, Participants will be in the active employ of the Company prior to the first day of any Plan Year, but an individual who becomes employed after that date may be designated as a Participant.
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In that event, such Participant's final award shall be prorated based upon the number of full calendar months of eligibility during such Plan Year. The Chief Executive Officer, the Board or the Committee shall have full discretion to determine the proper calculation for such proration, or adjust the target and/or performance awards.

3.	Award Determination

(a)	Target Award Level
Prior to the beginning of each Plan Year or as soon as practicable thereafter, the Chief Executive Officer, the Board or the Committee shall approve a target award for each Participant. The established target award shall vary in relation to the Participant's responsibilities and influence on achievement of short‑term goals. In the event a Participant's responsibilities change during a Plan Year, the Participant's target award may be adjusted to reflect the level of responsibility at the end of the Plan Year.

(b)	Performance Goals
Prior to the beginning of each Plan Year, or as soon as practicable thereafter, performance goals for that Plan Year shall be established with the approval of the Chief Executive Officer, the Board or the Committee. The goals may be based on any combination of corporate, subsidiary, divisional, and/or individual goals. More than one performance goal may be established, and multiple goals may have the same or different weightings. Various achievement levels of performance for each performance goal may be established.
The Chief Executive Officer, the Board or the Committee may also establish one or more Company‑wide performance goals which must be achieved for any Participant to receive an award for that Plan Year.

(c)	Adjustment of Performance Goals
The Chief Executive Officer, the Board or the Committee may make an adjustment to the performance goals and the target awards (either up or down) during a Plan Year if they determine that external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company's ability to meet them. Further, in the event of a Plan Year of less than 12 months, the Chief Executive Officer, the Board or the Committee may make an adjustment to the performance goals and the target awards accordingly, at their discretion.

(d)	Final Award Determinations
At the end of each Plan Year, final awards shall be computed for each Participant as approved by the Chief Executive Officer, the Committee or the Board. Final award amounts may vary above or below the target awards, based on achievement of the pre‑established corporate, subsidiary, divisional, and/or individual performance goals.

(e)	Award Cap
The Chief Executive Officer, the Committee or the Board may establish guidelines governing the maximum final awards that may be earned by Participants (either in the aggregate, by employee groups established for this purpose, or among individual Participants) in each Plan Year. The guidelines may be expressed as a percentage of Company‑wide goals or financial measures, or such other measures.

(f)	Pro Rata Target Award Upon a Change in Control
Notwithstanding any other provision of this Plan, upon the occurrence of a "change in control" of the Company as defined in the Company's Omnibus Stock Incentive Plan, and as amended from time to time (which definition is hereby incorporated by reference), each Participant in the employ of the Company or a subsidiary on the effective date of such change in control shall become entitled to the target award established for such Participant for the Plan Year in which the change in control occurs, but only to the extent that such Participant is not already entitled to a special bonus payout under the provisions of any other agreement. Such target award shall be prorated based on the number of full calendar months of service completed by such Participant during such Plan Year prior to the occurrence of such change in control.

4.	Payment of Final Awards

(a)	Form and Timing of Payments
Final award payments shall be paid no later than March 15 of the Plan Year following the Plan Year in which the award was earned.

(b)	Awards Under Benefit A ‑ Preservation of Frozen Legacy Pension Make‑Whole Benefit
The Company provides a pension make‑whole benefit for Participants who are not, nor at any time become, eligible for SERP Benefit A under the WEC Energy Group Supplemental Pension Plan (previously, the Wisconsin Energy Corporation Supplemental Pension Plan) (the "SPP"). The provisions below as well as the provisions of the 2003 Mezzanine Incentive Plan for WE Power, LLC (the "MEZ Plan") and the Legacy Wisconsin Energy Corporation Executive Deferred Compensation Plan (the "Legacy EDCP") collectively provide for a pension make‑whole benefit with respect to certain historical awards hereunder ("Benefit A" awards), MEZ Plan awards and Legacy EDCP base salary deferrals, each of which are excluded from compensation under the RAP.

The portion of the "pension make‑whole benefit" described in this section 4(b) shall be provided only in relation to those Benefit A awards earned, vested and paid before January 1, 2005 (the "Legacy Pension Make‑Whole Benefit"). The Legacy Pension Make‑Whole Benefit is not subject to Code section 409A. Benefit A awards earned and vested on or after January 1, 2005 and the Benefit A award earned in 2004, but paid in 2005 shall not be eligible for a pension make‑whole benefit hereunder; rather, such awards shall be taken into consideration in determining any pension make‑whole benefits payable pursuant to the terms of the SPP. The provisions below describe only the preserved Legacy Pension Make‑Whole Benefit.

(i)
Benefit Description. The Legacy Pension Make‑Whole Benefit takes into account compensation attributable to the Benefit A awards hereunder, which are excluded from calculating a Participant's retirement income under the WEC Energy Group Retirement Account Plan (previously, the Wisconsin Energy Corporation Retirement Account Plan) ("RAP"). The benefit provided is the pension benefit that would have accrued to the Participant's credit under the RAP, taking the Benefit A awards into account calculated without regard to any limitations imposed by the Code on benefits or compensation, less the pension benefit that actually accrued to the Participant's credit under the RAP. The terms and conditions of the RAP shall provide the governing principles as to the calculation and payment of the additional pension benefit determined hereunder.

(ii)
Vesting. Any Legacy Pension Make‑Whole Benefit is immediately vested. Notwithstanding the foregoing, if a Participant becomes eligible for and vests in SERP Benefit A, the Participant will receive SERP Benefit A in lieu of the pension make‑whole benefit.

(iii)	Time and Form of Payment. The terms and provisions of the pension make‑whole benefit set forth in the Legacy EDCP shall govern the time and form of any Legacy Pension Make‑Whole Benefit.

(c)	Unsecured Interest
No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

5.	Termination of Employment

(a)	Termination of Employment Due to Death, Disability or Retirement
In the event a Participant's employment is terminated by reason of death, "Disability," or "Retirement," the final award determined in accordance with section 3(d), shall be reduced to reflect participation prior to termination only. For purposes of this Plan, "Retirement" shall have occurred if the Participant terminates service either on or after age 55 with at least 10 years of service, or at or after age 65, and "Disability" shall have the same meaning as in the Company's long‑term disability plan. The reduced award shall be determined by multiplying said final award by a fraction, the numerator of which is the number of full months of employment in the Plan Year and the denominator of which is 12. In the case of a Participant's Disability, the employment termination shall be deemed to have occurred on the date the Chief Executive Officer, the Board or the Committee determines the definition of Disability to have been satisfied.
The final award thus determined shall be paid at the time described in section 4(a).

(b)	Termination of Employment for Other Reasons
In the event a Participant's employment is terminated for any reason other than death, Disability, or Retirement, all of the Participant's rights to a final award for the Plan Year then in progress shall be forfeited. However, except in the event of an employment termination for "Cause," the Chief Executive Officer, the Board or the Committee may waive such provisions and allow payment of a prorated award for the portion of that Plan Year that the Participant was employed by the Company. In such circumstance, the Chief Executive Officer, Board or Committee, as the case may be, shall determine, in its sole discretion, the amount of such prorated award. In the event a prorated award is payable pursuant to this section 5(b), payment shall be made no later than March 15 of the Plan Year following the Plan Year in which the award was earned. The Chief Executive Officer, the Board or the Committee, as the case may be, each shall have the authority to determine whether a Participant has terminated employment for purposes of this subsection.
Cause shall be defined as:

(i)
the willful and continued failure of the Participant to substantially perform the Participant's duties (other than failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board, the Committee or an elected officer of the Company which specifically identifies the manner in which the Board, the Committee or the elected officer believes that the Participant has not substantially performed the Participant's duties, or

(ii)
the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. However, no act, or failure to act, on the Participant's part shall be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant's action or omission was in the best interest of the Company.

6.	Short‑Term Dividend Equivalents
This section 6 does not apply to Performance Units awarded on or after January 1, 2016.

(a)	Eligibility for Short‑Term Dividend Equivalents
A Participant who has also been awarded Performance Units under the WEC Energy Group Performance Unit Plan (previously, the Wisconsin Energy Corporation Performance Unit Plan) (the "PUP") shall be eligible to receive Short‑Term Dividend Equivalents under this Plan with respect to Performance Units awarded on and after January 1, 2010 and prior to January 1, 2016, as further described in this section. For each Plan Year that the Company declares a cash dividend on Company common stock and on behalf of each such Participant, the Company shall calculate an amount by multiplying (i) the then outstanding Performance Units at the Target 100% rate for such Performance Units on each dividend declaration date, times (ii) the amount of the cash dividend paid by the Company on a share of Company common stock on such date ("Short‑Term Dividend Equivalents"). No interest or other earnings shall accrue on Short‑Term Dividend Equivalents.

(b)	Vesting
Short‑Term Dividend Equivalents calculated for a Plan Year shall only be payable upon the attainment of performance goals established prior to the beginning of each Plan Year (or as soon as practicable thereafter) with the approval of the Chief Executive Officer, the Board or the Committee. The goals established pursuant to this section 6(b) may be the same as, or different than, those established in relation to the target award and may be adjusted pursuant to the terms of section 3(c). If the performance goals are met, then the Participant will have a vested right to the Short‑Term Dividend Equivalents. Vested Short‑Term Dividend Equivalents are payable with respect to any outstanding Performance Units for the applicable Plan Year, irrespective of the vesting and payment conditions of the Performance Units as determined under the PUP.

(c)	Payment of Short‑Term Dividend Equivalents
Vested Short‑Term Dividend Equivalents shall be paid to the Participant in a cash lump sum no later than March 15 of the Plan Year following the Plan Year in which the Short‑Term Dividend Equivalents vest. If the performance goals are met, the amount payable to the Participant shall be the value of the vested Short‑Term Dividend Equivalents accumulated on the Participant's behalf through the last day of the Plan Year.

(d)	Termination of Employment

(i)	Termination of Employment Due to Death, Disability or Retirement
In the event a Participant's employment is terminated by reason of death, "Disability," or "Retirement," (as such terms are defined in section 5(a), upon the attainment of performance goals as described in section 6(b), such Participant shall be entitled to receive those Dividend Equivalents accrued through the Participant's employment termination date. Section 6(c) shall govern the payment of any such Short‑Term Dividend Equivalents. All of the Participant's rights to Short‑Term Dividend Equivalents accrued after the Participant's employment termination date shall be forfeited.

(ii)	Termination of Employment for Other Reasons
In the event a Participant's employment is terminated for any reason other than death, "Disability," or "Retirement" (as such terms are defined in section 5(a), all of the Participant's rights to Short‑Term Dividend Equivalents for the Plan Year then in progress shall be forfeited. However, except in the event of an employment termination for "Cause" (as defined in section 5(b)(i) the Chief Executive Officer, the Board or the Committee may waive such provisions and allow the Participant to remain entitled to those Short‑Term Dividend Equivalents accrued while employed by the Company. In such case, sections 6(b) and 6(c) shall govern the vesting and payment of any Short‑Term Dividend Equivalents accrued prior to the Participant's employment termination date. The Chief Executive Officer, the Board or the Committee, as the case may be, each shall have the authority to determine whether a Participant has terminated employment for purposes of this subsection.

7.	Rights of Participants

(a)	Employment
Nothing in the Plan shall interfere with or limit in any way the right of the Company or employing subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any subsidiary.

(b)	Nontransferability
No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.

8.	Beneficiary Designation
If a Participant dies before receiving all benefits payable under this Plan, any benefits unpaid at the Participant’s death shall be paid to the beneficiary the Participant elected for basic life insurance coverage under the Company's group term life insurance plan. In the absence of any such designation, or if the beneficiary predeceases the Participant, benefits remaining unpaid at the Participant's death shall be paid to the Participant's surviving spouse, if none, to the Participant's descendants by right of representation or, if none, to the Participant's next of kin determined pursuant to the laws of the state in which the Company's principal place of business is located as if the Participant had died unmarried and intestate. In the event of a Participant's divorce, any designation of the Participant's former spouse as a beneficiary shall be void unless after the divorce the Participant completes a new designation naming such former spouse as a beneficiary.

9.	Amendments

(a)
The Board or the Committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant (or beneficiary in the case of the death of the Participant), reduce the right of a Participant (or beneficiary as the case may be) to a payment or distribution hereunder of a final award to which such individual is entitled. The Chief Executive Officer may also make amendments to the Plan at any time, consistent with the authority delegated to the Chief Executive Officer in paragraph (b) below.

(b)
The Chief Executive Officer may amend the Plan at any time, provided such amendment is administrative or technical in nature and will not have a material financial effect on the Company. An amendment of the nature described in this paragraph shall be referred to as an "immaterial or technical" amendment. The determination that an amendment satisfies the criteria for an immaterial or technical amendment shall be made by the Chief Executive Officer in his or her sole discretion.

10.	Miscellaneous

(a)
The Chief Executive Officer, the Board or the Committee may establish, amend or rescind from time to time rules and regulations which are necessary or desirable in connection with the Plan. The Chief Executive Officer may not act on any matter involving the Chief Executive Officer's own participation in this Plan. The Company shall have the right to withhold from any amounts payable under this Plan any taxes or other amounts required to be withheld by any governmental authority.

(b)	If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

(c)
Participation in this Plan, or any modifications thereof, or the payment of any benefits hereunder, shall not be construed as giving to the Participant any right to be retained in the service of the Company or its subsidiaries, limiting in any way the right of the Company or its subsidiaries to terminate the Participant's employment at any time, evidencing any agreement or understanding, express or implied, that the Company or its subsidiaries will employ the Participant in any particular position or at any particular rate of compensation and/or guaranteeing the Participant any right to receive a salary increase in any year, such increase being granted only at the sole discretion of the Compensation Committee of the Board.

(d)
The Company, or its subsidiaries, or their Boards of Directors or any committees thereof, or any officer or director of the Company or its subsidiaries or any other person shall not be liable for any act or failure to act hereunder, except for fraud.

(e)	This Plan shall be governed by and construed in accordance with the laws of the State of Wisconsin, to the extent not preempted by federal law, without reference to conflicts of law principles.